Exhibit 14.1

RUTH’S HOSPITALITY GROUP, INC.

CODE OF CONDUCT AND ETHICS POLICY

(Effective as of October 26, 2012)

Introduction

This Code of Conduct and Ethics Policy (the “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, directors and officers of Ruth’s Hospitality Group, Inc, (the “Company”). All of our employees, directors and officers must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants. All persons to whom this Code is presently distributed must certify at least once a year that they have read this Code and are in compliance with its provisions.

If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.

1. Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

2. Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes, or appears to interfere, in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest. Exhibit A attached hereto lists common examples of conflicts of interest, however, it is not a comprehensive list and other situations involving a conflict of interest may arise.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company’s Chief Financial Officer or General Counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 14 of this Code.

3. Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a Policy on Insider Trading, which governs employees’ trading in securities of the Company. This policy has been distributed to every employee. If you have any questions, please consult the Company’s Chief Financial Officer or General Counsel.

4. Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5. Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Any gift valued at over $250.00 must be approved by the Chief Compliance Officer. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

6. Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

7. Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

8. Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company’s Chief Financial Officer or General Counsel.

9. Confidentiality

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Chief Financial Officer or General Counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee should have executed a confidentiality agreement when he or she began his or her employment with the Company.

10. Protection and Proper Use of Company Assets

All employees, officers and directors should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

11. Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws prohibit, among other things, the payment or transmission of anything of value directly or indirectly to or for the benefit of any non-U.S. government official for the purpose of obtaining or retaining business. Foreign government officials include: representatives of a government or any department, agency or instrumentality thereof; any company in which a government holds a substantial ownership interest; a political party or candidate for political office and public international organizations. Similar laws are in place in the European Community and many other countries. The Company and its affiliates worldwide shall comply fully with all applicable laws relating to corrupt practices.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s Chief Financial Officer or General Counsel can provide guidance to you in this area.

It should also be noted that agreements and other arrangements with non-U.S. agents, representatives, distributors and other middle parties relating to the sale or provision of goods, services or technology may give rise to exposure under the FCPA (or other anti-corruption laws) for the Company and its affiliates, especially if the compensation to be provided is excessive or unusual under the circumstances, the middle party is not established and trustworthy, or the prevailing laws and practices of the relevant country do not effectively prevent improper payments.

12. Waivers of the Code of Conduct and Ethics Policy

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed, along with the reasons for the waiver, as required by law or stock exchange regulation.

13. Reporting any Illegal or Unethical Behavior

Employees are (i) obligated to talk to supervisors, managers or other appropriate personnel or to call the whistleblower hotline about observed illegal or unethical behavior and (ii) encouraged to direct questions to appropriate personnel when in doubt about the best course of action in a particular situation. The failure by an employee to report illegal or unethical behavior, even if such employee has not engaged in such activity, is a violation of this Code, subject to applicable legal requirements. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct. The whistleblower hotline will be published on the Company’s website and distributed to employees.

Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

14. Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

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Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or your Human Resources manager.

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You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

Exhibit A

Examples of Conflicts of Interest

The Company expects from its employees complete and undivided loyalty to its interests. It is not possible to identify all activities or interests which might be considered to be in conflict with the interests of Company, but the following are certain prohibited activities:

1.	No employee or member of his/her immediate family shall have any interest, direct or indirect, in any organization which has business dealings with the Company except (a) when such interest comprises securities in widely held corporations which are traded regularly in recognized security markets, and such interest is not in excess of 1% of the issued securities of such corporation; or (b) when such interest has been fully disclosed to the Company’s Board of Directors for a determination as to the substantiality of such interest and the propriety of retaining it.

2.	No employee shall serve as an officer, director, employee or consultant of another company or organization which is a competitor of the Company (as determined by the Company) or which is doing or seeking to do business with the Company, except that with the knowledge and consent of the Chief Executive Officer of the Company such employee may serve as a director of a corporation which is doing business with the Company, where no competitive situation is present.

3.	No employee or member of his/her immediate family shall seek or accept, or offer or provide, directly or indirectly, from or to any individual, partnership, association, corporation or other business entity or representative thereof, doing or seeking to do business with the Company, loans (except with banks or other financial institutions), services, payments, excessive entertainment, any gift of more than $250 or gifts of money in any amount.

4.	No employee or member of his/her immediate family shall benefit personally from any purchase of goods or services of whatever nature by the Company, or derive personal gain from actions taken or associations made in his/her capacity as an employee of the Company.

5.	No employee or member of his or her family shall receive any incentive-based compensation payments or derive incentive-based gains from any third parties conducting business with the Company.

6.	No employee shall use or reveal (without proper authorization) to a third party, any confidential product information, data on decisions, plans or any other information concerning the Company.

7.	No employee shall use, or permit others to use, Company employees, materials or equipment improperly for personal purposes.

8.	No employee shall appropriate to himself or herself, nor divert to any other person or entity, a business or financial opportunity which the employee knows, or reasonably could anticipate, the Company would have interest in pursuing.

CERTIFICATION

I, the undersigned, certify that I have read and understood the above Code and acknowledge that it is my responsibility to comply with this Code and to ensure that those reporting to me also comply. All questions or possible violations will be discussed with either the corporate attorney or the Chief Executive Officer or Chief Financial Officer.

Signature
	Signature	Date

Printed Name

U.S. ANNUAL CERTIFICATION OF COMPLIANCE

WITH

CODE OF BUSINESS ETHICS AND RESPONSIBILITIES POLICY

I certify that I have read and am in compliance with the Ruth’s Hospitality Group, Inc. Code of Conduct and Ethics Policy and acknowledge that it is my responsibility to comply with this Code and to assure that those reporting to me also comply. All questions or possible violations of this Code that arise will be discussed with the Company’s Chief Executive Officer, Chief Financial Officer or Vice President of Legal, Chief Compliance Officer.

I certify that:

•	to the best of my knowledge, none of our employees are in violation of this Code;

•	this Code has been distributed to employees of the Company and its subsidiaries who report to me;

•	the standards and policies contained in this Code have been reviewed during the past year with the employees of the Company and its subsidiaries who report to me.

I understand that this acknowledgment and certification will be placed in my personnel file for permanent reference.

Signature

Printed Name

Date

CODE OF ETHICS FOR CEO, COO AND SENIOR FINANCIAL OFFICERS

The Company has a Code of Conduct and Ethics Policy applicable to all directors and employees of the Company. The Chief Executive Officer (the “CEO”), the Concept Chief Operating Officers (the “COOs”) and all senior financial officers, including the Chief Financial Officer and principal accounting officer (the “Senior Financial Officers, and collectively with the CEO and the COOs, the “Senior Employees”), are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Conduct and Ethics Policy, the Senior Employees are subject to the following additional specific policies:

1.	The Senior Employees are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the each Senior Financial Officer promptly to bring to the attention of the Board of Directors any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

2.	The Senior Employees shall promptly bring to the attention of the Board of Directors and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.	The Senior Employees shall promptly bring to the attention of the Vice President of Legal, Chief Compliance Officer or the CEO and the Audit Committee any information he or she may have concerning any violation of the Company’s Code of Conduct and Ethics Policy, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	The Senior Employees shall promptly bring to the attention of the Vice President of Legal, Chief Compliance Officer or the CEO and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Conduct and Ethics Policy or of these additional procedures.

5.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Conduct and Ethics Policy or of these additional procedures by the Senior Employees. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Conduct and Ethics Policy and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

6.	Each Senior Employee will annually sign the following acknowledgement form indicating compliance with this Code of Ethics.

RUTH’S HOSPITALITY GROUP, INC.

CODE OF ETHICS FOR CEO, COO

AND SENIOR FINANCIAL OFFICERS

ACKNOWLEDGMENT

I, the undersigned, certify that I have read and understood the Ruth’s Hospitality Group, Inc. Code of Ethics for CEO, COO and Senior Financial Officers.

I am not aware of any circumstance which constitutes or may ultimately result in a violation of its prohibitions with the exception of those explained below, if any.

Signature
	Signature	Date